EXHIBIT 10.1

Bruker Switzerland AG

Industriestrasse 26

CH- 8117 Fällanden

Tel. + 41 44 825 91 11

www.bruker.com

Mutual Separation Agreement

by and between

Dr. Falko Busse
hereinafter the Employee

and

Bruker Switzerland AG
hereinafter the Employer

With this Agreement, the Parties agree to regulate the termination of the employment relationship and its consequences amicably and comprehensively. To this end, they agree as follows:

1.
Termination
The employment relationship between the Parties shall be terminated by mutual consent as of October 31, 2026 (the End Date). An extension of the employment relationship beyond the End Date for any reason (e.g. illness, accident) is expressly excluded.

2.
Release from Duties / Restricted access

The Employee shall be released from his duties following the handover of his pending matters. The Parties assume that the release is expected to take effect from May 1, 2026 (the Release Date). In order to enable access to the Employee’s apartment on the company property as well as the parking garage, the Employee will receive an access badge from the Employer. For the avoidance of doubt, as of the Release Date the Employee’s access to the Employer’s premises shall be restricted to the Employee’s apartment (including the necessary access stairwell) and the Employer’s parking garage. The Employee shall not be permitted to access any other premises of the Employer as of the Release Date.

3.
Return of Company and Working Material

The Employee undertakes to return to the Employer latest on the Release Date any and all company and working material still in his possession (incl. copies and electronic versions/copies, notes) as well as everything that the Employee has received from the Employer and from third parties for the Employer or any work product created by him during the employment relationship. The Employee shall also return to the Employer latest on the Release Date any and all keys or badges to the Employer's business premises and any other documents/items received from the Employer including the business telephone and the business laptop.

4.
Use of company car

The Employee may continue to use the company car (BMW Alpina) to the same extent and in line with the companies Car Policy until the End Date. The Employee is entitled to buy the company car from the leasing company on the End Date. The company will assist the Employee in purchasing this car.

5.
Monthly Salary

The agreed gross salary of CHF 38’071.83 shall be paid on the regular due dates until the End Date.

6.
Bonus 2026

For the year 2026, the employee receives a voluntary bonus in the amount of CHF 228'430.95 gross (60 % of CHF 456'861.90 pro rata temporis until the End Date). This amount will be paid at the End Date.

7.
Vacation Entitlements

The holiday balance as of the End Date is 117.67 days (amount days carry-over from previous years, amount days entitlement from January 2026 to the End Date, taken days in 2026). Total 43.67 vacation days are compensated with the garden leave (general rule: 1/3 of the garden leave duration (May 1 until End Date), 131 working days). The difference of 74 vacation days (117.67 minus 43.67) in the amount of CHF 130’069.80 gross (monthly salary CHF 38’071.83: 21.66 days/month x 74 vacation days) will be paid to the Employee together with the last salary payment at the End Date (the Vacation Payout).

The Employee expressly agrees that any Vacation Payout shall be offset against any withholding tax due and owed by the Employee and be retained by the Employer to comply with its obligation to pay such withholding tax on Employee’s behalf. The Employee confirms to have no claims vis-à-vis the Employer with respect to vacation entitlements, extra hours and overtime as at the End Date.

8.
Voluntary Severance

The Employer will pay to the Employee a voluntary severance of CHF 456’861.96 gross (12-month salaries), less employee social security contributions (AHV/IV/EO/ALV) and (if applicable) withholding tax. No pension fund contributions are due on this payment. This severance payment will be paid out at the End Date. The Employee expressly agrees that should the Vacation Payout not be sufficient to cover any outstanding withholding tax due and owed by the Employee, any remainder shall be deducted from the net voluntary severance and be retained by the Employer to comply with its obligation to pay such withholding tax on Employee’s behalf.

9.
Expenses

The Employee will submit any open expenses by April 30, 2026. Such expenses, if in accordance with the respective regulations and guidelines, will be reimbursed to the Employee as soon as possible.

10.
Restrictive Covenants

The employee is bound by the statutory or contractual non-competition clause until the End Date. The post-contractual non-competition and non-solicitation clause as set forth in section 16 of the employment contract shall continue to apply beyond the End Date as foreseen in the employment contract. The same applies to any confidentiality provision in the employment contract. However, for the avoidance of doubt, the non-compete clause in section 16 shall not apply to companies selling software only and the non-solicitation clause shall be reduced to one year.

11.
Starting a New Job before the End Date

If the Employee wishes to take up a new job or other activity before the End Date, he must apply to the Employer in writing in advance. If the Employer agrees, the employment relationship between the Employee and the Employer shall be deemed terminated at the date the new employment or other activity begins (Early End Date). In this case, any reference in this Agreement to the End Date shall instead be deemed to be a reference to the Early End Date.

12.
Written Final Reference Letter

As at the End Date, the Employer will issue to the Employee a signed written reference letter. An interim reference letter will be issued by latest May 1, 2026

13.
Confidentiality

The Employee undertakes to treat all confidential information about the Employer, the Employer's business, as well as the content of this Agreement as strictly confidential even after the termination of the employment relationship and shall not make this information accessible to third parties in any form whatsoever. Legal disclosure obligations are excluded. The obligation to maintain confidentiality also applies to the conclusion and content of this Agreement.

14.
Negative Remarks (Non-Disparagement)

Both Parties undertake to refrain from making any negative, disparaging or reputationally or commercially damaging statements about the other Party.

15.
Communication / References

The Employer shall draft and communicate internal and external communication, currently planned for the beginning of May 2026. The Employer shall inform its employees and third parties as required for Bruker’s business operations about the Employee’s departure and shall not make any disparaging, detrimental or misleading statements about the Employee. The communication shall state that the Employee’s departure is based on a mutual separation agreement and occurs in the context of organizational changes, without any negative reflection on the Employee’s performance.

The Employer shall give only positive references about the Employee vis à vis third parties. The parties will make no other statement (or take any other action) designed to, or which has the effect of damaging the reputation of the other party.

16.
Settlement Clause

With the full execution of this Agreement, the Parties declare that all mutual claims have been settled, including any and all claims in connection with the employment relationship and the termination thereof, irrespective of whether they have already arisen or not. The Employee expressly acknowledges that this Agreement is concluded to his advantage and reflects a balanced compromise between the interests of the Parties. The Employee further acknowledges that he has been given sufficient time to review this Agreement.

17.
Severability Clause

If any provision of this Agreement be or become invalid or void, the validity of the remaining provisions shall not be affected. In the case of invalidity or revocation of a provision of this Agreement, the provision is to be replaced by an effective one that comes closest to the economic purpose of the invalid provision. The same shall apply in cases where a gap becomes apparent.

18.
Mutual Termination of Lease Agreement

The Employee currently lives with his spouse in an apartment on the Employer’s premises and owned by the Employer. Both Parties agree that the lease agreement is terminated by mutual consent with the execution of this Agreement effective on the End Date (the Lease End Date). The Parties will agree on a date for the return of the apartment, which shall be on or before the Lease End Date. The conditions for the return of the apartment shall apply as foreseen in the lease agreement for the apartment. By signing this Agreement, Employee expressly waives any and all claims Employee may have against the Employer based on an early return of the apartment.

The Parties acknowledge that the consent of the Employee’s spouse is required for the termination of the lease agreement by mutual consent. The Employee shall provide the signed consent form together with the signed Agreement.

19.
Written Form Requirement

This Agreement shall enter into force upon signature by both Parties. Amendments and additions to this Agreement require the consent of both Parties and the written form in order to be valid.

20.
Applicable Law and Place of Jurisdiction

This Agreement shall in all respects be subject to Swiss law. The exclusive place of jurisdiction is Uster.

____________________________ The Employee	________________________________ Bruker Switzerland AG
/s/ FALKO BUSSE_________________________ Dr. Falko Busse	/s/ JUERGEN SREGA______________ Juergen Srega President CALID
/s/ SANDRA VOEGEL_____________ Dr. Sandra Voegel Vice President HR BBIO Group